Exhibit 99.1

[LOGO]

FOR IMMEDIATE RELEASE

Contact: Michael P. Donovan
mdonovan@HealthExtras.com
HealthExtras, Inc.
301-548-2900

HEALTHEXTRAS REPORTS THIRD QUARTER RESULTS

- - -

Third Quarter Net Income Up 40% over Prior Year to $0.21 per share

New Sales Expected to Drive 2007 Revenues to $1.8 Billion

Investments in Infrastructure Continue to be Made to

Support a 100% Increase in Company’s Operations Since 2005

ROCKVILLE, MD, November 6, 2006 — HealthExtras, Inc. (NASDAQ: HLEX), a pharmacy benefit management company, today announced its financial results for the third quarter ended September 30, 2006. Additionally, the Company announced earlier today the acquisition of RXx Pharmacy Solutions and that it has been selected by the State of Nevada for a four-year contract extension. The Company’s contractual backlog and 98% client retention experience provides a sound foundation for a successful 2007 and beyond.

Third Quarter Highlights

•	Net income for the third quarter 2006 was $8.8 million or $0.21 per share, a 40% increase over comparable third quarter 2005 earnings of $6.3 million or $0.15 per share.

•	Revenues for the third quarter 2006 totaled $363.1 million, a 118% increase over third quarter 2005 revenues of $166.8 million.

•	Over 8.6 million prescriptions were processed during the quarter.

“We are pleased with the Company’s performance. Over the past year, our claims volume has more than doubled reflecting not only our successful sales efforts but just as important, our ability to scale up operations on a demanding schedule.” said David T. Blair, Chief Executive Officer of HealthExtras. “Perhaps more impressive than the year-over-year comparisons is the sequential quarterly financial improvement.” Third quarter 2006 revenues were up 33% and net income was up 52% over second quarter 2006 results.

The Company’s operational focus this quarter related to post-implementation activities. During the quarter the Company incurred approximately $1.2 million or $0.02 per share in expenses directly attributable to new client additions. New client utilization of preferred brand and generic drugs has been lower than expected; however, overall drug mix is trending to projected levels, as these new clients continue to adopt the Company’s clinical programs and formularies.

“While successfully implementing new business has been our primary objective this year, we are pleased to report that new sales have exceeded our expectations,” added Blair. The Company has sold new business representing 250,000 lives with scheduled implementations during the first quarter of 2007. These new client additions are primarily comprised of employer groups and managed care organizations. Implementation costs for these new clients will be incurred in the fourth quarter of 2006 and the first quarter 2007.

The Company is also pleased to report that it has realized over 98% year-over-year client retention and all key clients with first quarter 2007 renewal dates have been successfully signed-up. As announced today, the Company has been notified that the State of Nevada intends to award the Company a new four-year contract. These recent client renewals will benefit from the Company’s pass-through pricing model. “Clearly the industry is moving from traditional pricing to a pass-through model. This trend has been one of the drivers behind our record growth. We expect 2007 revenues to be three times the levels we experienced in 2005,” stated Blair.

Also announced today, the Company acquired RXx Pharmacy Solutions, a provider of pharmacy benefit management services with a focus on clients in the Arizona, Nevada and Hawaii markets. “As we have demonstrated with previous acquisitions, we will take a long-term view of RXx. We will invest in RXx’s systems and expand their marketing initiatives. Hawaii, with its significant government and union business, represents a major growth opportunity for our organization,” commented Blair. The integration costs of the RXx transaction will have an impact on results beginning in the current quarter and contributions to operating results should be seen by the fourth quarter of 2007.

Update 2006 Guidance

As a result of the mid-year 2006 new client additions, which cumulatively represent over $500 million in annualized revenues, the Company confirmed that 2006 revenues should exceed $1.2 billion. The Company expects 2006 net income to range between $31.5 million and $32.5 million representing a 37% to 41% increase over 2005 results. The revised 2006 net income guidance reflects the expenses related to new client implementations, non-recurring charges related to the expansion of the Company’s infrastructure and the deferred operational status of the State of Maryland contract.

Preliminary 2007 Guidance

Based on business under contract, new sales commitments and margin trends, management expects 2007 net income to grow by approximately 35% over 2006. Net income for 2007 is projected to range between $42.5 million and $45.0 million, which is expected to yield earnings per share of $1.00 to $1.06. Revenues in 2007 are projected to exceed $1.8 billion, a 40% increase over 2006. Factors that could contribute to results exceeding those described above include:

•	new business additions with 2007 effective dates

•	increased operating efficiencies

•	contributions from acquisitions

•	enhanced formulary compliance and

•	improved generic drug utilization

The guidance stated above assumes the Company is successful in retaining current clients which have mid-year 2007 renewal dates. Margin contributions from mid-year client renewals have been conservatively projected to reflect anticipated marketing costs and increased competition.

As previously announced the Company has been recommended by the State of Maryland Department of Budget and Management to administer a comprehensive pharmacy benefit program for more than 200,000 members and their dependants. The implementation date is contingent upon approval by The Maryland Board of Public Works. The Company continues to realize expenses related to securing this contract. The guidance above assumes the Company incurs related pre-operating and implementation costs in the first half of 2007 and the State of Maryland contract is implemented on or about July 1, 2007.

About HealthExtras (www.healthextras.com):

HealthExtras, Inc. is a full-service pharmacy benefit management company. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations, unions and individuals. The Company’s integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 58,000 participating pharmacies.

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties. Factors that we have identified that might materially affect our results are discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 under “Item 1.A Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business.

HEALTHEXTRAS, Inc.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
Revenue (excludes member co-payments of $138,550, $69,475, $334,174 and $208,970 for the three and nine months ended September 30, 2006 and 2005, respectively)	$363,121	$166,784	$874,798	$513,044

Direct expenses	332,164	145,856	792,059	453,222
Selling, general and administrative expenses	17,864	11,244	52,403	33,262

Total operating expenses	350,028	157,100	844,462	486,484

Operating income	13,093	9,684	30,336	26,560
Interest income	1,596	518	3,645	1,471
Interest expense	(298)	(231)	(727)	(823)
Other income	46	26	90	57

Income before minority interest and income taxes	14,437	9,997	33,344	27,265
Minority interest	51	—	119	—

Income before income taxes	14,386	9,997	33,225	27,265
Income tax expense	5,622	3,699	12,919	10,088

Net income	$8,764	$6,298	$20,306	$17,177

Net income per share, basic	$0.22	$0.16	$0.51	$0.45
Net income per share, diluted	$0.21	$0.15	$0.48	$0.42
Weighted average shares of common stock outstanding, basic	40,397	38,810	40,111	38,349
Weighted average shares of common stock outstanding, diluted	42,426	41,581	42,277	41,174

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